Exhibit 99.1

ShoulderUp Technology Acquisition Corp. Announces No Change in Estimated Redemption Price

Kennesaw, GA – (April 5, 2023) – ShoulderUp Technology Acquisition Corp. (the “Company”) announced today that that it will not, under any circumstances, adjust the estimated redemption price per share for the Company’s estimated tax liabilities relating to the interpretation and operation of the Inflation Reduction Act of 2022. Accordingly, as of March 24, 2023, there was approximately $312,622,337.78 in the Trust Account. If the Charter Amendment Proposal and the Trust Amendment Proposal are approved, and the Company extends the Combination Period to November 19, 2023, the redemption price per share at the meeting for the Business Combination or the Company’s subsequent liquidation (assuming no public shares were redeemed) will be approximately $10.38 per share (without taking into account any subsequently earned interest), in comparison to the current redemption price as of March 24, 2023 of approximately $10.38 per share, as originally reported in the Company’s Definitive Proxy Statement on Schedule 14A filed by the Company with the U.S. Securities and Exchange Commission on March 27, 2023. The closing price of the Company’s common stock on April 5, 2023 was $10.38.

Stockholders who have previously submitted their proxies or otherwise voted and who do not want to change their vote need not take any action. Stockholders as of the record date can vote, even if they have subsequently sold their shares. Any stockholders who wish to change their vote and need assistance should contact Okapi Partners at (212) 297-0720, or Info@okapipartners.com. Stockholders who wish to withdraw their previously submitted redemption request may do so prior to the rescheduled meeting by requesting that the transfer agent return such public shares prior to 5:00 pm Eastern Time on April 20, 2023.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the trading of the units. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Phyllis W. Newhouse

Chief Executive Officer

c/o ShoulderUp Technology Acquisition Corp.

125 Townpark Drive, Suite 300

Kennesaw, GA 30144

Telephone: (970) 924-0446

Media Relations

Berns Communications Group

ShoulderUpPR@bcg-pr.com